Met-Pro Corporation
Moderator: Kevin Bittle
12-08-11/11:00 a.m. ET
Confirmation # 27178727

Met-Pro Corporation

Moderator:    Kevin Bittle
December 8, 2011
11:00 a.m. ET

Operator:
Good morning.  My name is (Christy) and I will be your conference operator today.  At this time I would like to welcome everyone to the Met-Pro Third Quarter Results conference call.  All lines have been place on mute to prevent any background noise.  After the speakers’ remarks, there will be a question and answer session.  If would like to ask a question during this time simply press star then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you.  I would now like to hand the call over to Mr. Kevin Bittle.  Please go ahead.

Kevin Bittle:
Good morning and welcome to Met-Pro Corporation's earnings conference call for the third quarter of fiscal 2012 which ended October 31, 2011.  My name's Kevin Bittle and I'm with the company's Creative Services Department.  With me on our call this morning are Ray De Hont our Chairman, Chief Executive Officer and President; and Gary Morgan our Chief Financial Officer and Senior Vice President of Finance.

Before we begin, I would like to remind you that any statements made today with regard to our future expectations that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Please refer to our annual report for the fiscal year ended January 31, 2011 that was filed with the SEC for important factors that among others could cause our actual results to differ from any results that might be projected, forecasted or estimated in any of our forward-looking statements.  And with that, I will now turn the call of to Ray.  Ray.

Met-Pro Corporation
Moderator: Kevin Bittle
12-08-11/11:00 a.m. ET
Confirmation # 27178727

Ray De Hont:
Thank you Kevin.  Good morning everyone and welcome again from Harleysville, Pennsylvania.  Earlier this morning we released our financial results for the third quarter ended October 31, 2011.  I hope all of you have had the opportunity to review them.

In a moment, Gary Morgan will provide more specific comments on the third quarter's financial results but first, I would like to offer my perspective on our performance.

Consolidated results in the third quarter reflect strong top and bottom line growth driven by increased new order bookings delivered through our expanded sales and marketing organization.  In particular, we have benefited from a significant improvement in our large project new order bookings, which contributed to a strong rebound in our Product Recovery/Pollution Control Technologies segment this quarter.

On the strength of sales growth in each of our four segments, third quarter net sales increased 18 percent from the same quarter a year ago.  A nice acceleration in our top line growth from that achieved over the first half of the current year.  Growth this quarter was led by a 29 percent increase in our Product Recovery/Pollution Control Technologies segment and a 33 percent increase in our Mefiag Filtration Technologies segment.

Gross Margins in the quarter were very strong at 37 percent, up both from a year ago as well as from the first half of this year.

Strong net sales growth and expanded margins on a consolidated basis drove a 47 percent increase in third quarter net income and a 40 percent increase in diluted earnings per share when compared with the same quarter last year.

Demand for Met-Pro products remains strong with new orders in bookings in the quarter up 11 percent from the same quarter a year ago.  This follows $29.5 million in new order bookings during the second quarter ended July 31, 2011.  A 33 percent increase when compared with the second quarter last year and the highest new order bookings quarter in the company's history. As a

Met-Pro Corporation
Moderator: Kevin Bittle
12-08-11/11:00 a.m. ET
Confirmation # 27178727

result, the company's backlog has increased 35 percent when compared with last year.

Strong new order bookings are being driven by a broad-based recovery in our large projects business.  It is encouraging to know that our large project business has gained traction across a wide variety of markets including the alternative energy, landfill, educational, industrial products manufacturing, entertainment, food and flavoring and building material markets. It is also encouraging that in the third quarter valued in excess of $3.5 million to supply a Bio-Reaction brand biological air pollution control system.  The technology of which we acquired a little over a year ago.

Certainly, we are seeing recovery of many of our end markets including international sales which accounted for 30 percent of the quarter's net sales and we are up 20 percent from last year. We are, however, experience weakness in our Pristine Water Solutions business unit which continues to struggle in the difficult municipal market. Our transition from a product selling based company to an engineered solution marketing approach continues to gain traction. This new go-to-market strategy is yielding attractive results in both our existing markets as well as in new markets.

Before turning the call over to Gary, I am pleased to report that our Board of Directors declared a 7.1 cent per shared dividend payable December 16, 2011 to shareholders a record at the close of business on December 2nd.  This dividend represents an 8 percent increase from the 6.6 cent per share dividend of last quarter and is the 37th consecutive year Met-Pro has paid either a cash or stock dividend.

I would now like to ask Gary Morgan to review our recent financial performance in more detail. Afterwards, I will provide some concluding remarks before we take your questions. Gary.

Gary Morgan:	Thank you Ray. Met-Pro reported fiscal year 2012 third quarter net sales at $25.2 million up 18 percent from last year's third quarter.

Met-Pro Corporation
Moderator: Kevin Bittle
12-08-11/11:00 a.m. ET
Confirmation # 27178727

Net sales in our Product Recovery/Pollution Control Technologies reporting segment for the third quarter were up 29 percent to $11.9 million, reflecting a recovery in large project business across all the segments' brands. The large new project bookings of the past few quarters are being converted to sales which drove growth and contributed to more than tripling of the segments' operating profit for the third quarter.

Net sales in our Fluid Handling Technologies reporting segment were $7.3 million in the quarter up 4 percent compared with the third quarter a year ago. Fluid Handling Technologies reporting segment operating margins in the quarter remained at very strong levels, 23.8 percent up from 22.2 percent for the third quarter of last year.  Our Global Pump Solution business is on pace for a record year.

Net sales in our Mefiag Filtration Technologies reporting segments were up 33 percent in the third quarter.  This follows a 28 percent revenue increase last quarter.

Net sales in our Filtration and Purification Technologies segment were up 2 percent in the third quarter.  Once again, primarily, on the continued strength of the Keystone Filter products.

For the third quarter, we reported gross margins of 37 percent up from 36.4 percent in the third quarter of last year.  Margins also show sequential improvement relative to the second quarter of this year. The Fluid Handling Technologies margins remain very strong and our consolidated gross margins also benefited from the significant improvement in the Product Recovery/Pollution Control Technologies margins where revenue growth has enabled us to better leverage fixed costs.

Combined selling, general and administrative expenses for the quarter were $6.3 million up 13 percent from the $5.6 million a year ago.  The increase was primarily due to higher payroll expenses, personnel acquisition expenses and management incentive accruals.  As the percentage of sales selling general and administrative expenses were reduced to 25.1 percent of revenues from 26.2 percent a year ago.

Met-Pro Corporation
Moderator: Kevin Bittle
12-08-11/11:00 a.m. ET
Confirmation # 27178727

For the quarter, the operating margin was 11.9 percent of net sales, up from 10.2 percent in the third quarter of last year. As we were able to more successfully leverage fixed overhead.

For the third quarter we reported net income that increased 47 percent to $2.1 million compared to $1.4 million a year ago.While our earnings were up 40 percent to 14 cents a diluted from 10 cents per diluted share in the third quarter of last year.

Quickly looking at the first nine months of the fiscal 2012, net sales were up 10 percent led by a 21 percent increase in our Fluid Handling Technologies reporting segment and a 30 percent increase in our Mefiag Filtration Technologies reporting segment net sales.  Net income came in at $5 million up from $4.4 million a year ago.  Diluted earnings per share were 34 cents up from 30 cents per share last year. Keep in mind that this year's results are also net of a $300,000 or 1.3 cent per share charge for a voluntary early retirement program in the Product Recovery/Pollution Control Technologies reporting segment.

Met-Pro's balance sheet remains strong with cash on hand and short term investments at the end of the third quarter of $33.4 million or $2.26 per diluted share. We generated $5.5 million of positive operating cash flows for the first nine months of the year which was used to take quarterly dividends to shareholders and to fund a $2.9 million contribution to our pension plans.

Thank you and now I would like to return the call back to Ray.

Ray De Hont:
Thank you Gary.  Just a few concluding thoughts before we open the call to your questions.

After an extended period of market weakness brought on by the global recession, we feel that we have successfully used these past few years to position ourselves to capitalize not only on existing opportunities but also future opportunities arising from an economic recovery.

The steady stream of new order bookings is a strong indicator that our strategy to aggressively attack select niche markets with an engineered solutions mindset is working both domestically and internationally.  The third quarter

Met-Pro Corporation
Moderator: Kevin Bittle
12-08-11/11:00 a.m. ET
Confirmation # 27178727

was another solid quarter with not only strong top and bottom line growth on a consolidated basis but solid new order bookings growth as well.

Our pipeline remains robust and our quotation activity strong.  We have mapped a clear strategy to capitalize on the growing opportunities being created by global industrialization and the powerful trends toward global environmental stewardship, energy efficiency, and process improvement and remain uncompromising in our determination and unrelenting in our pursuit of these opportunities.

The momentum in new order bookings together with our solid backlog and steady quotation activity give us continued optimism in regarding our future prospects. I'd like to thank the many loyal, dedicated and talented employees who have contributed to our success.  As well, thank our shareholders for their continued support.

I would also like to thank all of you for your participation in today's call. I will now turn the call back to Kevin Bittle. Kevin.

Kevin Bittle:	Thank you Ray. At this time we welcome any questions that you have. I'd like to ask our operator (Christy) to provide instructions for this portion of the call.

Operator:
As a reminder ladies and gentlemen, if you wish to ask a question please press star one on your telephone keypad.  We’ll pause for just a moment to compile the Q&A roster.  Once again please press star one to ask a question.  You have a question from the line of (William Bremer) with Maxim Group.

(William Bremer):	Good morning.

Ray De Hont:	Good morning William.

(William Bremer):	Can you hear me?

Ray De Hont:	Yes I can hear you.

Met-Pro Corporation
Moderator: Kevin Bittle
12-08-11/11:00 a.m. ET
Confirmation # 27178727

(William Bremer):	OK great. OK let's begin. First and foremost I would like to acknowledge Gary Morgan and wish him all the best. It was a pleasure working with you Gary.

Gary Morgan:	Thanks Bill.

(William Bremer):
OK, let's begin.  Going into this fourth quarter, you guys have done an excellent job of winning orders, there's no doubt about it.  I have here pretty much north of seven and a half million going into the fourth quarter here that we expect to realize.  That being said, I would like a little more color in terms of the outlook in terms of your sales as well as your operating margin as we head into that.

In particular, let's go into the Product Recovery, very nice improvement year over year on operating margins.  We are starting to see that leverage from the restructuring program.  Is it safe to assume at this point that we are over the hump and that this margin that came in at 8.9 percent this quarter, is this sustainable as we go into the fourth as well as fiscal 13?

Ray De Hont:
Well, William, as you know with our business, especially the air side of our business the margins can vary quarter to quarter because of product mix. Depending on the size of the projects, the difficulty of the projects, you can have a widespread of different margins in those jobs.  So, to really predict as far as that every quarter is going to be incrementally growing or stay steady, that's very difficult with that business.  And that's half of our business.

(William Bremer):	Let me ask it a different way, Ray. How has been the pricing of all the orders that you've been announcing?

Ray De Hont:
It's been a mix.  Some of them have been what I would call high margins.  Some are middle of the road and some are lower than typical.  And that's more on the air side of the business.  When you go over to the fluid handling side they are typically very consistent.

(William Bremer):	OK. All right. OK. Now, let's go into the fluid handling there. The growth on that segment level was a little lower than I anticipated, it came in about

Met-Pro Corporation
Moderator: Kevin Bittle
12-08-11/11:00 a.m. ET
Confirmation # 27178727

4.5 percent there, but yet margin was able to hold it above the 23 percent range. What contributed to the lower year over year growth? Is it just timing or what happened there?

Ray De Hont:
It's primarily timing.  There's a lot of good activity going on there as you know.  We recently announced a large order for that group, I believe that it was a million three.  So the activity is good it's just a timing issue that's all that is.

(William Bremer):	Alright now Mefiag, very solid top line growth. We're not seeing leverage, what happened there this quarter?

Ray De Hont:
Well, we've added some people in the organization as far as to strengthen the organization as it grows and as they reach out more and more worldwide.  So, we've done some things on the SG&A line I think that has impacted and there has been some pressure on the gross margin side as far as, particularly in Europe.  You know the difficulties that are going there so we've saved some impact on the materials side as well as we added some people to improve the overall organization and the operation.

(William Bremer):	OK, so you're winning in the marketplace but at a lower price?

Ray De Hont:	On some jobs, yes.

(William Bremer):
OK now just to housekeeping now, the G&A increased quite substantially, sequentially as well as year over year.  I know we had the $300,000 hit to the second quarter, I was not expecting it to increase almost $400,000 sequentially.  Is that now the new amount that should be used as a run-rate going forward?

Gary Morgan:
In the fourth quarter, we had some unusual additional payroll expenses, Bill and we also had some additional personal acquisition costs that hit us in the third quarter.  That $3.4 million in the third quarter, I would track that into the fourth quarter and into the first quarter of next year.

(William Bremer):	OK. You went into the acquisition a question which let's open that up. I know you guys were in talks with three. One was coming to what we thought

Met-Pro Corporation
Moderator: Kevin Bittle
12-08-11/11:00 a.m. ET
Confirmation # 27178727

was close to coming to finality. Where does the acquisitions stand at this point and can you give us some color on the size of these acquisitions?

Ray De Hont:
I won't go into detail on the size, Bill.  I don't want to do that but we are still working on them.  One, in particular, that's basically accelerated I think a little more quickly than we had anticipated and we are working on them and hopefully be able to bring some things to fruition.

(William Bremer):
You know very solid gross margins on a consolidated level 37 percent.  If my memory stands correct, that's one of the highest margin quarters that you guys have had in many years.  As we look out, still a mix.  Are you able to give us a sort of a range that you feel comfortable with as we head into fiscal 13?

Gary Morgan:	Bill, I think you're right the 37 percent is the highest gross margin Met-Pro has ever achieved in a quarter. I would use a range somewhere in the 35-1/2 to 37 percent range for next year.

(William Bremer):	Very nice quarter, gentlemen. I'll hop back in queue at this time.

Ray De Hont:	Thank you Bill.

Gary Morgan:	Thank you Bill.

Operator:	Again, ladies and gentlemen, if you wish to ask a question, please press star on your telephone keypad. Your next question comes from the line of (Rebecca Simmons) with (DePrince, Race and Zollo).

(Rebecca Simmons):	Hi guys, thanks for taking my call.

Ray De Hont:	Good morning Rebecca.

Gary Morgan:	Good morning Rebecca.

(Rebecca Simmons):	I'm just looking at the backlog here. You guys have had some great growth over the last couple quarters. Do you think this kind of level is sustainable? Are you expecting further growth going forward?

Met-Pro Corporation
Moderator: Kevin Bittle
12-08-11/11:00 a.m. ET
Confirmation # 27178727

Ray De Hont:
Yes, we do expect further going forward.  As I mentioned when William was asking his question, we recently announced a large order for our Pump Group.  We have other orders that we're working on.  The quotation activity is strong.  The project queue as far as potential orders is there.

We're pursuing them and pursuing them hard.  During the second half of this year, we've closed a lot of large orders and there is a lot of them out there.  Even though the economy isn't that great overall when you read the newspapers and magazines, that top line that booking line continues to have momentum.

(Rebecca Simmons):	That sounds great. Can you give us an idea of maybe how much of that comes out of Pollution Control compared to the Fluid Handling?

Ray De Hont:
Well, I think, in this last period as far as when you look at the last three months, the Pollution Control was 12.6 million in bookings and when you look at that, that was up from the previous year where we were at 9.2.  So they have a lot of activity but it's not limited to that.  The Global Pump Solutions business has a lot of opportunities out there worldwide.

And that's the thing that's exciting too, along with the Pollution Control.  It's just not one group and as I mentioned in my talk earlier, we're seeing activity over a number of markets.  It's not just one market.  We booked a large order in the past several months in the landfill area, we booked one in the solar panel area, we had the university one that we booked as far as laboratory fumed exhaust, with just recently the $1.3 million on the Pump side.  So we have a diverse brand offering, so we're seeing a lot across those brands.

Gary Morgan:	Rebecca, of the $28.6 million dollars backlog that we had going in as of October, $21 million of that is coming from the Product Recovery side of the business.

(Rebecca Simmons):	OK, great. And do you have, I mean looking more long term, I mean do you have some targets where you would like to see these segments margin targets.

Ray De Hont:	Well, we do, we don't give any guidance on what they'll be but we are looking to through our efficiency programs as far as a lean program here on the

Met-Pro Corporation
Moderator: Kevin Bittle
12-08-11/11:00 a.m. ET
Confirmation # 27178727

operation side as well as the front end of our business. Plus the way we are transitioning from a product seller to a more of a more engineered solution with products, that's where we are looking to drive the margins as we go forward. So we are looking for improvement in different areas as we navigate through this.

If you go back and you look at our fluid handling side of our business, several years ago we put the group together.  And initially, it had some issues, OK.  It took a while for it to really start to gain the traction and move along to where it is today.  Keep in mind, we've only in the last two years it's been where we've taken our air side and put numerous pieces together.

That's beginning to gain traction especially with the engineered solution portion as far as where they're going in and not just selling an individual product but a solution with multiple products if need be.

(Rebecca Simmons):	OK that sounds great. So, you think there's a good and maybe you can give us an idea of maybe the magnitude of the room for cost-cutting you have over maybe the next couple years or so?

Ray De Hont:
I don't know if it is so much cost-cutting.  Its efficiency improvements but it's also being able to sell more competitively in the marketplace as far as price because of what you're offering rather than just a product your offering more of a solution based type opportunity to the customer.

Let's put it this way, a lot of what we compete against might be small type businesses where they go in with one product and that's the product they're looking to sell.  We can now go in the way we're situated and the way we built our business, we can go in and provide – ask the customer about his problem, look at the issues they have, present a solution. It could be multiple Met-Pro products it could be one Met-Pro product it could be a combination of Met-Pro and other products but the bottom line is it gives us a competitive advantage over our competition that's going in with one.  And as a result, we believe we can improve the margins through that.

Met-Pro Corporation
Moderator: Kevin Bittle
12-08-11/11:00 a.m. ET
Confirmation # 27178727

Now, we can also improve it through better buying globally, which we're doing and as well as making our plants more efficient.  So, it's a combination even when you look at things and it says material costs, that material cost can be affected by material price either increases and decreases but also how your selling.

So, it's a combination of the two, of the three actually, the material cost, how your selling and what margins and what kind of competitive advantage you have and differentiators and then your efficiencies within the manufacturing end of your business.  So, all three play a role.

(Rebecca Simmons):	OK great that was very helpful. That is all the questions I have and I really appreciate you answering everything I needed.

Ray De Hont:	Thank you, you're very welcome.

Operator:	Your next question comes from the line of (Tom Spiro) with (Spiro Capital) .

(Tom Spiro):	Can you hear me?

Ray De Hont:	Good morning.

(Tom Spiro):	Good morning. Question one as I understand your plan, you're hoping to generate a larger fraction of your business for international sources as time passes. What will that do to your margins? How will they be affected as the foreign portion of your business increases?

Ray De Hont:
I think that internationally what we'll find especially, we try to focus in on the multi-nationals that are also going international – that are international presence so we focus there.  I don't think it's going to impact as much as far as where I think we can get the same kind of margins if not maybe slightly better because what happens is it's a more of a level playing field and there's not as many competitors.

Met-Pro Corporation
Moderator: Kevin Bittle
12-08-11/11:00 a.m. ET
Confirmation # 27178727

When I say there is not as many competitors, when you're dealing locally or domestically here you've got a lot of local regional type competitors.  They're not there internationally.  So you have your normal your larger competitors that will compete against you and you're playing on a level playing field because they have to look at margins, they have to look at the overhead and everything, versus let's say a small business that's basically looking at making income period.

(Tom Spiro):	I see. As I recall from one of your earlier press releases, you recently established a new office in South America. It might have been Columbia or Brazil; I don't recall precisely the country.

Ray De Hont:	It's in Chile.

(Tom Spiro):	Chile, I'm sorry.

Ray De Hont:
A legal entity in Chile  and we have a business development person down there and he is looking for opportunity.  It's not really his job, he's not really a salesman, it's more uncovering the opportunities and looking and working with our procurement group and our engineering group as how do we really establish ourselves down there to drive our business down there.

(Tom Spiro):	I see so you just have one guy down there.

Ray De Hont:	Yes.

(Tom Spiro):	OK, and then as I recall in China, we added to the sales force recently.

Ray De Hont:
Yes, we also have a business development person over in China that is on the air side of our business looking for the opportunities again working with our procurement group and engineering group to see what we need to do to really take advantage of the opportunities overseas in that area.

(Tom Spiro):
I see, I see.  That's helpful.  Thanks.  Secondly, pricing, I was just kind of curious whether as you, generally speaking, looking across the portfolio whether pricing has been stable over the last six months or so or has it change much?  I mean the pricing of our products.

Met-Pro Corporation
Moderator: Kevin Bittle
12-08-11/11:00 a.m. ET
Confirmation # 27178727

Ray De Hont:	As far as our products whether or not we raised the price or how we're quoting?

(Tom Spiro):	Or lowered. Well more of what you're obtaining.

Ray De Hont:
Well, there's a mix.  When you look at the fluid handling side, they're typically higher margins with as far as with the pumps.  We've got specialty pumps, we're known in niches that we are one of the top players if not the top player.  So those margins have been very strong and if not, they've been improving.

When you look at the air side they've started to improve to as we gain traction. But there's again jobs, as I mention to William, where it varies depending on the job, depending on the application and so forth it can vary from a lower margin versus typical to a high margin. But overall, I think our margins are pretty good. Pretty steady.

(Tom Spiro):
And thirdly, not to beat a horse to death, but the G&A line as I understood the response to an earlier question about a G&A at $4 or $3.3 million.  That level is what we should expect going forward and I'm just a little curious as to why it seems to have jumped up?

Ray De Hont:
Well, one thing, as Gary mentioned, we've added some people to supplement the good core people that we had.  One of the things as when you look at our business, we had to add people that were basically sales people that were going after the order, chasing the order, looking to close the orders and so forth.

We've added people as I just mentioned in our conversation where business development type people where we're looking not just at the current order but we're looking at the opportunity down the road so we're going in at different levels.  So, we've added people there and strengthening the organization.

We've had to add people not just on the operation side also as far as with to execute some of the jobs and the more complicated things that we're doing.

Met-Pro Corporation
Moderator: Kevin Bittle
12-08-11/11:00 a.m. ET
Confirmation # 27178727

(Tom Spiro):	The compensation for our overseas folks or for our people to help us execute particular jobs, those are booked as G&A?

Ray De Hont:	Well, we have some, as far as you go into the General, Administrative and you have the sales and the G&A, we have in the general administrative, well, I was talking overall SG&A, I apologize.

(Tom Spiro):	No problem. I was particularly curious about G&A.

Ray De Hont:
The G&A we've done some things in the corporate staff that we didn't have in place last year as far as we have a business development, a director of business development that looks across all the company's business units globally.  That position was not there and late last year we had added a director of Human Resources so there's been some additions there on the corporate staff.

(Tom Spiro):
OK and lastly just a request.  I think in most recent press release or one of your recent press releases disclosing a new order you mentioned that it was an international order and I for one found it helpful to know that some of the business was coming from abroad.  You might consider in future new order releases to identify whether it is a domestic or a foreign order.  I would find it helpful perhaps others would too.  Thank you.

Ray De Hont:
Well, what we try to do Tom when we release these news releases, we'll put in that it's for a location in out west or mid-west if that type of thing.  If it's an international, we'll definitely state that it's an international order.  Sometimes we're not allowed to actually put the location because the customer won't allow it.

(Tom Spiro):	Thanks much and good luck.

Ray De Hont:	Thank you Tom.

Operator:	Again to ask a question press star one on your telephone keypad. Your next question is a follow-up from (William Bremer) with Maxim Group.

Met-Pro Corporation
Moderator: Kevin Bittle
12-08-11/11:00 a.m. ET
Confirmation # 27178727

(William Bremer):
The large research laboratory hood exhaust system order that we received recently, when is that expected to ship?  Have you finalized a particular quarter where you'll feel as though you'll be able to realize this shipment?

Ray De Hont:	At this point, it looks mostly likely the first quarter of the coming year.

(William Bremer):	OK. And then, I would like to go into the balance sheet a little bit. We had a little increase in customer advances can you give us some color on that for the quarter?

Gary Morgan:
This is related to the amount of orders we got in the Product Recovery and Pollution Control.  A lot of them were done in progress payments where we get funds up front and that's why that is going up significantly because the backlogs going up.  So we try to collect our cash before we actually ship the product.

(William Bremer):	OK.

Ray De Hont:
Remember, William, the way we recognize revenue, we'll get these advances but we don't recognize the revenue at that time and these are just advances.  Exactly, they're advances.  But what I'm getting at there is there have been times where we will have equipment built and ready to go and because of a customer delay, the job site not being ready or whatever, even though it's fully built we can't recognize the revenue.  And that happens from time to time.

(William Bremer):
OK that's exactly where I was going with it Ray.  And finally guys, you've got over $2.00 in net cash here where does this stock buyback stand at this point and will you start it up again in terms of being active at these evaluations?

Gary Morgan:
We're reviewing it, the Board is looking at it on a continuous basis and depending on the price of the stock, we haven't actively been in there buying but if it gets down to a low enough price, Bill, we would be interested in looking at it.

(William Bremer):	Can you refresh us in terms of what is available at this time.

Met-Pro Corporation
Moderator: Kevin Bittle
12-08-11/11:00 a.m. ET
Confirmation # 27178727

Gary Morgan:	About 300,000 shares are available at this time Bill.

(William Bremer):	OK Gary thank you.

Ray De Hont:	Thank you.

Operator:	And that concludes our question and answer session for today. I would like to hand the program back over to Mr. De Hont for any further comments or closing remarks.

Ray De Hont:
Thank you (Christy).  Once again thank you for joining us this morning.  We hope we have been able to provide you with a useful update on Met-Pro's progress and performance.  But if you should have any further questions, please feel free to contact either me or Gary.  Have a great day.

Operator:	This concludes today’s conference call. You may now disconnect.

END